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                                                                      EXHIBIT 16

June 20, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Per-Se Technologies Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated June 14, 2001. We agree with the statements concerning our Firm in such Form 8-K; however, we have no basis to comment on the competitive review and request for proposal process referred to in the first sentence of Item 4.


Very truly yours,

/s/ PricewaterhouseCoopers LLP